                                                                    EXHIBIT 1.26


                               PURCHASE AGREEMENT


          AGREEMENT dated this ___ day of ____________, 2000, by and between Armada Funds (the "Trust"), a Massachusetts business trust, and SEI Investment Distribution Co. ("SEI"), a Massachusetts corporation.

          1. The Trust hereby offers SEI and SEI hereby purchases one each of Class MM, Class MM-Special Series 1, Class MM-Special Series 2 and Class MM-Special Series 3 shares of beneficial interest (no par value per share) representing interest in the Trust's Strategic Income Bond Fund at a price of $10 per share (collectively known as "Shares").

          2. SEI hereby acknowledges receipt of one Share. The Trust hereby acknowledges receipt from SEI of funds in the amount of $10 for such Share.

          3. SEI represents and warrants to the Trust that the Share is being acquired for investment purposes and no with a view to the distribution thereof.

          4. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all personal dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of ______________, 2000.

                                         ARMADA FUNDS


Attest:


                                         By:
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                                              Herbert P. Martens, Jr., President


                                         SEI INVESTMENTS DISTRIBUTION CO.

Attest:


                                         By:
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                                         Title:
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